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                     September 10, 2020

       Riyadh Lai
       Chief Financial Officer
       Silicon Motion Technology Corporation
       690 N. McCarthy Blvd, Suite 200
       Milpitas, California 95035

                                                        Re: Silicon Motion
Technology Corporation
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Form 6-K furnished
April 29, 2020
                                                            File No. 000-51380

       Dear Mr. Lai:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing